UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 24, 2021

Evolve Transition Infrastructure LP

(Exact name of registrant as specified in its charter)

Delaware	001-33147	11-3742489
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

1360 Post Oak Blvd, Suite 2400
Houston, TX	77056
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 783-8000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

◻ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

◻ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

◻ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

◻ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Units representing limited partner interests	SNMP	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company◻

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.02Termination of a Materially Definitive Agreement.

As previously disclosed, on June 6, 2020, (i) Evolve Transition Infrastructure LP (f/k/a Sanchez Midstream Partners LP) (the “Partnership”) and Evolve Transition Infrastructure GP LLC, the sole general partner of the Partnership (f/k/a Sanchez Midstream Partners GP LLC, the “General Partner”), (A) each entered into, (B) caused and approved the Partnership’s wholly-owned subsidiaries Catarina Midstream LLC (“Catarina Midstream”) and Seco Pipeline, LLC (“Seco Pipeline”) entering into, and (C) approved Carnero G&P LLC (“Carnero G&P”), a joint-venture in which the Partnership owns a fifty percent (50%) interest, entering into, in each case, that certain Settlement Agreement (as amended by that certain Amendment Agreement, dated as of June 14, 2020 but effective as of June 6, 2020, the “Settlement Agreement”) with Sanchez Energy Corporation and certain of its subsidiaries, consisting of SN Palmetto, LLC, SN Marquis LLC, SN Cotulla Assets, LLC, SN Operating, LLC, SN TMS, LLC, SN Catarina, LLC (“SN Catarina”), Rockin L Ranch Company, LLC, SN Payables, LLC, SN EF Maverick, LLC (“SN Maverick”) and SN UR Holdings, LLC, SP Holdings, LLC, the sole member of the General Partner, and TPL SouthTex Processing Company LP. Also as previously disclosed, as of October 1, 2020, any party to the Settlement Agreement could terminate the Settlement Agreement at any time pursuant to its terms.

On June 24, 2021, the Partnership, the General Partner, Catarina Midstream and Seco Pipeline received written notice (the “Termination Notice”) from Mesquite Energy, Inc. (f/k/a Sanchez Energy Corporation, “Mesquite”), of Mesquite’s intention to terminate the Settlement Agreement. The Termination Notice was delivered pursuant to Section 5.1.2 and/or 5.1.3 of the Settlement Agreement and the termination was effective as of the date of the Termination Notice.

The Partnership has material relationships with Mesquite. Mesquite accounted for 80% of the Partnership’s total revenue for the year ended December 31, 2020. The Partnership, indirectly through Catarina Midstream, is party to (i) that certain Gas Lift Agreement, dated April 21, 2021, but effective January 1, 2021, with SN Catarina, a subsidiary of Mesquite, and (ii) that certain Firm Gathering and Processing Agreement, effective as of October 14, 2015, between SN Catarina and Catarina Midstream, as amended by Amendment No. 1 to Firm Gathering and Processing Agreement, effective April 1, 2017 (the “Catarina Gathering Agreement”). The termination of the Settlement Agreement does not alter the current relationship of the parties under the Gas Lift Agreement or the Catarina Gathering Agreement.

The Settlement Agreement was material to the Partnership because it included, among other things, (i) an amendment to the Catarina Gathering Agreement (the “Catarina Amendment”) which, among other things, provided that Mesquite would dedicate its eastern Catarina acreage through October 2030, which would provide the Partnership with an acreage dedication covering all of Mesquite’s Catarina acreage, (ii) a new Firm Transportation Service Agreement between Seco Pipeline, LLC and each of SN Catarina and SN Maverick (the “Seco Transportation Agreements”), and (iii) a customary release to each other party to the Settlement Agreement from obligations and liabilities through the closing date of the Settlement Agreement, subject to certain customary carve outs (the “Releases”). As a result of the termination of the Settlement Agreement, the Catarina Amendment, the Seco Transportation Agreements, and the Releases will not go effective.

The Settlement Agreement was not terminated by the Partnership and did not result in any early termination penalties being incurred by the Partnership.

Item 8.01Other Events.

On June 24, 2021, the Partnership increased the Western Catarina Midstream tariff rate for interruptible throughput volumes that are outside of the dedicated acreage under the Catarina Gathering Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EVOLVE TRANSITION INFRASTRUCTURE LP

	By:	Evolve Transition Infrastructure GP LLC, its general partner

Date: June 25, 2021	By:	/s/ Charles C. Ward
Charles C. Ward
Chief Financial Officer and Secretary